UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 15, 2011

ELLIE MAE, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-35140	94-3288780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4155 Hopyard Road, Suite 200, Pleasanton, California		94588
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code 925-227-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 15, 2011, Ellie Mae, Inc., a Delaware corporation (“Ellie Mae” or the “Company”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among Ellie Mae, Northgate Private Equity Partners III, L.P., NPEP III-Q, L.L.C., TVC Capital L.P., TVC Capital 12-4-0 Fund L.P., TVC Capital Partners L.P., (collectively, the “Sellers”), TVC Capital, LLC, as representative of the Sellers and the Management Employees (defined below) and, with respect to certain provisions of the Stock Purchase Agreement, certain listed management employees of Del Mar Datatrac, Inc., a California corporation (“DMD”) (such employees, the “Management Employees,” and together with the Sellers, the “DMD Parties”).

Pursuant to the terms of the Stock Purchase Agreement, on August 15, 2011 (the “Closing Date”), Ellie Mae acquired all of the outstanding shares of DMD, a mortgage lending automation business (the “Acquisition”). On the Closing Date, Ellie Mae paid, or agreed to pay, to the Sellers, the Management Employees and other DMD option holders in connection with the cash-out of DMD options, an aggregate consideration of approximately $25.2 million in cash in accordance with the following schedule: (1) $17.2 million was paid at closing (the “Closing Cash Payment”); (ii) $3.0 million is to be paid on August 15, 2012; (iii) $3.0 million is to be paid on August 15, 2013; and (iv) $2.0 million is to be paid on August 15, 2014 (in the case of (ii), (iii) and (iv), without interest). The Closing Cash Payment is subject to a post-closing working capital adjustment.

The Stock Purchase Agreement contains customary representations, warranties and covenants for a transaction of this type. Subject to certain exceptions and limitations, Ellie Mae and the DMD Parties have agreed to indemnify each other for breaches of representations, warranties and covenants and other specified matters. Subject to certain exceptions, $3.75 million of the cash consideration to be paid in the future in accordance with the payment schedule described above will be available for a period of 18 months to satisfy any amounts owed by the DMD Parties to Ellie Mae pursuant to the indemnification provisions of the Stock Purchase Agreement.

In connection with the Acquisition, Ellie Mae has agreed to offer employment to approximately 53 DMD employees.

The foregoing is a summary of the Stock Purchase Agreement and does not purport to summarize or include all terms relating to the Acquisition or all other actions contemplated by the Stock Purchase Agreement. The foregoing summary is qualified in its entirety by reference to the Stock Purchase Agreement, attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 15, 2011, Ellie Mae completed the Acquisition of DMD pursuant to the Stock Purchase Agreement. As a result of the Acquisition, DMD became a wholly-owned subsidiary of Ellie Mae. The information set forth in Item 1.01 above is incorporated by reference into this Item 2.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2011, Ellie Mae’s Board of Directors (the “Board”) increased the authorized number of directors serving on the Board from eight to nine and, in connection with the Acquisition (described in Item 1.01 above, the terms of which are incorporated in this Item 5.02 by reference), appointed Jeb S. Spencer to the Board to fill the newly created vacancy. Mr. Spencer is the co-founder and managing partner of TVC Capital, a private equity fund, and an affiliate of certain of the Sellers in the Acquisition. Mr. Spencer was appointed as a Class III Director, which term expires at the Company’s 2014 annual meeting of stockholders.

Mr. Spencer will be entitled to receive the same compensation for service as a non-employee director as is currently provided to the other non-employee directors serving on the Board. Mr. Spencer will receive $8,666, representing the pro-rated portion of an annual cash retainer of $26,000, and an option to purchase 16,666 shares of Ellie Mae’s common stock, vesting in equal monthly installments over three years from the date of grant. The stock option will have a per share exercise price equal to the closing sales price of Ellie Mae’s common stock on the date of grant.

Item 7.01 Regulation FD

On August 15, 2011, the Company issued a press release announcing that it had entered into the Stock Purchase Agreement and consummated the Acquisition. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

Item 9.01 Financial statements and Exhibits

(a) Financial Statements of Businesses Acquired.

All financial statements of the business acquired that are required with respect to the acquisition described in Item 2.01 herein will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

All pro forma financial information required with respect to the acquisition described in Item 2.01 herein will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit Number	Exhibit

2.1	Stock Purchase Agreement, dated as of August 15, 2011, by and among Ellie Mae, Inc., Northgate Private Equity Partners III, L.P., NPEP III-Q, L.L.C., TVC Capital L.P., TVC Capital 12-4-0 Fund L.P., TVC Capital Partners L.P., TVC Capital, LLC , as Sellers’ Representative, and certain listed management employees of Del Mar Datatrac, Inc.

99.1	Press Release, dated August 15, 2011, regarding the acquisition of Del Mar Datatrac, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ellie Mae, Inc.

By:	/s/ Edgar A. Luce
Edgar A. Luce
Chief Financial Officer

Date: August 15, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit

2.1	Stock Purchase Agreement, dated as of August 15, 2011, by and among Ellie Mae, Inc., Northgate Private Equity Partners III, L.P., NPEP III-Q, L.L.C., TVC Capital L.P., TVC Capital 12-4-0 Fund L.P., TVC Capital Partners L.P., TVC Capital, LLC , as Sellers’ Representative, and certain listed management employees of Del Mar Datatrac, Inc.

99.1	Press Release, dated August 15, 2011, regarding the acquisition of Del Mar Datatrac, Inc.

5